Exhibit 99

    USANA Health Sciences Signs Letter of Intent to Sell Its U.S.
             Third-Party Contract Manufacturing Business

    SALT LAKE CITY--(BUSINESS WIRE)--June 5, 2007--USANA Health Sciences, Inc. (NASDAQ:USNA) announced today that, consistent with its long-term objectives, the Company has signed a letter of intent to sell certain assets and inventory associated with the third-party contract manufacturing business at its Draper, Utah, facility. The terms of this transaction were not disclosed, however it is anticipated that the sale of this business will be effective sometime during the third quarter of 2007. Revenues from this business segment totaled $1.95 million in the first quarter of 2007.

    The Company will retain the assets associated with manufacturing and packaging its Sense skin and beauty care products and will continue to manufacture these products at its current facility in Draper, Utah.

    David A. Wentz, USANA's President said, "The long-term focus of USANA continues to be manufacturing and distributing our high-quality health and beauty products. The sale of our third-party contract manufacturing business will allow us to focus 100% of our efforts on growing and expanding our direct selling business."

    About USANA

    USANA develops and manufactures high-quality nutritional, personal-care, and weight management products that are sold directly to Preferred Customers and Associates throughout the United States, Canada, Australia, New Zealand, Hong Kong, Japan, Taiwan, South Korea, Singapore, Malaysia, Mexico, the Netherlands and the United Kingdom. More information on USANA can be found at http://www.usanahealthsciences.com.

    CONTACT: USANA
             Riley Timmer, Investor Relations, 801-954-7922 investor.relations@us.usana.com